Filed Pursuant to Rule 424 (b) (3)

Registration No. 333-140240

November 2007 Performance Update

The Frontier Fund Supplement Dated December 13, 2007 to Prospectus Dated November 9, 2007

THE FRONTIER FUND’S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:1

The Frontier Fund Class 1	November 30, 2007	November 30, 2007 YTD	NAV / Unit
Balanced Series-1	-1.96%	-5.39%	$100.91
Balanced Series-1a	-2.00%	-5.77%	$90.44
Campbell/Graham Series-1	-3.91%	-2.04%	$94.31
Currency Series-1	-2.45%	1.93%	$103.11
Long/Short Commodity Series-1	-0.82%	-0.89%	$99.53
Graham Series-1	0.44%	15.47%	$97.81
Winton Series-1	1.98%	7.77%	$113.86
Long Only Commodity Series-1	-4.37%	9.94%	$104.93
Managed Futures Index Series-1	2.52%	4.81%	$101.40

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

1. The above table sets forth the actual performance for the Class and Series as of November 30, 2007. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$4,340,824.43
Unrealized trading gain/(loss)	(7,239,437.40)
Less: commissions	(421,142.91)
Less: FCM fees	(99,007.73)
Foreign currency gain/(loss)	(99,452.84)
Interest income	395,032.05

Total Income	(3,123,184.40)

EXPENSES
Management fees	84,728.05
Incentive fees	562,680.49
Broker service fees	523,024.92

Total Expenses	1,170,433.46
Net Income (Loss)	$(4,293,617.86)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,120,842.60307	$218,306,400.29	102.93
Current month additions	17,137.44022	1,737,114.07
Current month redemptions	(59,307.55327)	(5,988,093.23)
Net Income (loss) for current month		(4,293,617.86)

Net Asset Value, end of current month	2,078,672.49002	$209,761,803.27	100.91

	Monthly rate of return		-1.96%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$112,087.25
Unrealized trading gain/(loss)	(187,119.80)
Less: commissions	(11,056.61)
Less: FCM fees	(2,609.95)
Foreign currency gain/(loss)	(2,615.59)
Interest income	14,846.15

Total Income	(76,468.55)

EXPENSES
Trading fees	5,486.19
Management fees	3,040.38
Incentive fees	14,833.23
Broker service fees	13,801.80

Total Expenses	37,161.60
Net Income (Loss)	$(113,630.15)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	61,568.33732	$5,681,466.91	92.28
Current month additions	706.24566	63,951.22
Current month redemptions	(176.68522)	(15,933.98)
Net Income (loss) for current month		(113,630.15)

Net Asset Value, end of current month	62,097.89776	$5,615,854.00	90.44

	Monthly rate of return		-2.00%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$259,658.77
Unrealized trading gain/(loss)	(2,425,837.04)
Less: commissions	(11,869.75)
Less: FCM fees	(28,417.67)
Foreign currency gain/(loss)	1,671.14
Interest income	112,932.31

Total Income	(2,091,862.24)

EXPENSES
Management fees	99,889.41
Incentive fees	(36,774.26)
Broker service fees	141,602.51

Total Expenses	204,717.66
Net Income (Loss)	$(2,296,579.90)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	594,461.91096	$58,347,012.49	98.15
Current month additions	16,514.24773	1,590,573.31
Current month redemptions	(9,875.62657)	(949,692.89)
Net Income (loss) for current month		(2,296,579.90)

Net Asset Value, end of current month	601,100.53212	$56,691,313.01	94.31

	Monthly rate of return		-3.91%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Campbell Graham Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(238,243.25)
Unrealized trading gain/(loss)	8,097.44
Less: FCM fees	(4,922.55)
Interest income	18,197.48

Total Income	(216,870.88)

EXPENSES
Management fees	5,007.04
Incentive fees	—
Broker service fees	24,658.80

Total Expenses	29,665.84
Net Income (Loss)	$(246,536.72)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	93,637.41174	$9,897,129.27	105.70
Current month additions	2,565.03861	270,029.72
Current month redemptions	(724.89834)	(75,808.92)
Net Income (loss) for current month		(246,536.72)

Net Asset Value, end of current month	95,477.55201	$9,844,813.35	103.11

	Monthly rate of return		-2.45%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(147,924.17)
Unrealized trading gain/(loss)	38,842.68
Less: commissions	(30,602.31)
Less: FCM fees	(11,845.04)
Foreign currency gain/(loss)	—
Interest income	79,143.88

Total Income	(72,384.96)

EXPENSES
Management fees	83,254.92
Incentive fees	19,707.24
Broker service fees	74,105.71

Total Expenses	177,067.87
Net Income (Loss)	$(249,452.83)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	298,796.87807	$29,984,204.88	100.35
Current month additions	8,299.98413	830,325.91
Current month redemptions	(5,213.53589)	(519,963.72)
Net Income (loss) for current month		(249,452.83)

Net Asset Value, end of current month	301,883.32631	$30,045,114.24	99.53

	Monthly rate of return		-0.82%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$304,992.15
Unrealized trading gain/(loss)	(308,776.83)
Less: commissions	(2,490.73)
Less: FCM fees	(2,157.39)
Foreign currency gain/(loss)	(474.04)
Interest income	12,098.58

Total Income	3,191.74

EXPENSES
Management fees	10,361.42
Incentive fees	(46,090.54)
Broker service fees	14,464.64

Total Expenses	(21,264.48)
Net Income (Loss)	$24,456.22

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	58,350.04228	$5,682,463.37	97.39
Current month additions	2,255.90715	221,068.93
Current month redemptions	(532.67766)	(52,181.64)
Net Income (loss) for current month		24,456.22

Net Asset Value, end of current month	60,073.27177	$5,875,806.88	97.81

	Monthly rate of return		0.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$3,118,741.75
Unrealized trading gain/(loss)	(2,243,008.90)
Less: commissions	(9,438.32)
Less: FCM fees	(11,163.45)
Foreign currency gain/(loss)	(908.41)
Interest income	52,367.04

Total Income	906,589.71

EXPENSES
Management fees	43,095.18
Incentive fees	215,961.07
Broker service fees	72,581.34

Total Expenses	331,637.59
Net Income (Loss)	$574,952.12

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	238,330.98032	$26,609,766.03	111.65
Current month additions	52,931.69412	5,977,111.80
Current month redemptions	(2,951.43498)	(333,538.81)
Net Income (loss) for current month		574,952.12

Net Asset Value, end of current month	288,311.23946	$32,828,291.14	113.86

	Monthly rate of return		1.98%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(201,845.79)
Unrealized trading gain/(loss)	—
Less: commissions	—
Less: FCM fees	(1,822.92)
Foreign currency gain/(loss)	—
Interest income	12,382.24

Total Income	(191,286.47)

EXPENSES
Management fees	4,559.69
Incentive fees	—
Broker service fees	7,638.01

Total Expenses	12,197.70
Net Income (Loss)	$(203,484.17)

STATEMENT OF CHANGES IN NET ASSET VALUE
	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	42,749.42507	$4,690,582.92	109.72
Current month additions	189.16461	20,600.82
Current month redemptions	(369.63039)	(40,873.84)
Net Income (loss) for current month		(203,484.17)

Net Asset Value, end of current month	42,568.95929	$4,466,825.73	104.93

	Monthly rate of return		-4.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$53,472.78
Unrealized trading gain/(loss)	(36,526.58)
Less: commissions	(204.93)
Less: FCM fees	(250.32)
Foreign currency gain/(loss)	(240.36)
Interest income	1,883.87

Total Income	18,134.46

EXPENSES
Management fees	964.20
Incentive fees	—
Broker service fees	1,098.56

Total Expenses	2,062.76
Net Income (Loss)	$16,071.70

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	6,483.78751	$641,312.13	98.91
Current month additions	121.30183	12,388.71
Current month redemptions	—	—
Net Income (loss) for current month		16,071.70

Net Asset Value, end of current month	6,605.08934	$669,772.54	101.40

	Monthly rate of return		2.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 1